EXHIBIT 99.1

Educational Development Corporation Announces Fiscal 2014 Results and Quarterly Dividend

TULSA, Okla., May 28, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal year ended February 28, 2014, along with their quarterly cash dividend.

For the fiscal year 2014, the Company reports net revenue of $26,097,000, an increase of $609,500 when compared to $25,487,500 for the previous year and net earnings of $357,600 compared to $802,900. Earnings per share were $0.09 compared to $0.20 the previous year on a fully diluted basis.

The increase in net revenues for the Company represents a significant turnaround in our history. The publishing division, EDC Publishing, registered its largest sales year in history, despite eliminating 20% of its sales two years ago when sales to Amazon were discontinued. The sales increase came from existing and new customers who have enthusiastically supported this decision.

The home business division, Usborne Books & More, has also greatly benefitted from that decision. The Usborne Books & More division responded by posting an annual net sales increase, reversing nine years of sales decline, and has now recorded 12 consecutive months of sales increases compared to the previous year. In addition, 2,000 new sales associates have been added since December and registration for our National Convention, where we will be celebrating our 25th Anniversary, is up 50% over last year.

The earnings per share were impacted by two significant items, an additional reserve to recognize potential losses in consignment inventory, and to completely reserve nonperforming assets. With these reserves, overhead reductions made during the year, and the anticipated continuation of the sales increase, Fiscal Year 2015 has begun on a stronger note.

The Company continues to operate with minimal debt, has not had a losing quarter in 27 years, and fully expects to maintain its historical dividend.

The Board of Directors has authorized a $0.08 per share cash dividend. The dividend will be paid on June 20, 2014 to shareholders of record June 13, 2014.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS
	Twelve Months Ended February 28,
	2014	2013

NET REVENUES	$ 26,097,000	$ 25,487,500
EARNINGS BEFORE INCOME TAXES	873,500	1,282,000
INCOME TAXES	515,900	479,100
NET EARNINGS	$ 357,600	$ 802,900

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.09	$ 0.20
Diluted	$ 0.09	$ 0.20

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	3,968,214	3,934,352
Diluted	3,968,214	3,934,352

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522